NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(973) 355-8141

WATSON REPORTS THRID QUARTER 2009 GAAP EPS of $0.55; Adjusted EPS of $0.66

MORRISTOWN, NJ – November 4, 2009 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net income of $63.0 million, or $0.55 per diluted share for the third quarter ended September 30, 2009. Excluding special items as detailed in the reconciliation table below, adjusted net income for the third quarter was $76.1 million, or $0.66 per diluted share, an increase of $22.1 million or 41 percent over the adjusted net income for the third quarter ended September 30, 2008. As detailed in the attached reconciliation table, adjusted EBITDA for the third quarter was $178.4 million.

Net revenue for the third quarter 2009 was $662.1 million, an increase of $21.4 million or three percent from the third quarter 2008. Cash flow from operations was $74.4 million and cash and marketable securities were $826.0 million as of September 30, 2009.

“Adjusted net income for the quarter increased over 40 percent, driven by sustainable margin improvements resulting from operating efficiencies delivered by our Global Supply Chain Initiative as well as the contribution of new products,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “Key generic products such as metroprolol extended-release, potassium chloride and Next ChoiceTM contributed to a nine percent increase in generic revenue, while brand revenue for the quarter exceeded $112 million, the result of contributions from new products such as Rapaflo® and Gelnique®,  and promoted products such as AndroGel® and Femring®.

“While achieving strong earnings growth, we also increased our investment in product development by 15% to approximately $52 million, and continued to invest in sales and marketing to support our brand portfolio,” continued Mr. Bisaro.  “In preparation for completing the acquisition of Arrow Group, we completed our bond offering during the quarter at very favorable rates and stand to close as soon as Federal Trade Commission (FTC) clearance is received.  Management continues to refine the strategies that will ensure the smooth and efficient integration of this business to maximize its contribution going forward.  We remain confident that the addition of Arrow will efficiently expand our global marketing presence and help create a strong platform for future growth,” Mr. Bisaro concluded.

Third Quarter 2009 Business Segment Results

Generic Segment Information
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Generic Segment Contribution
Product sales	$392.3	$352.2	$1,181.3	$1,038.9
Other revenue	5.7	11.6	19.6	68.3
Net revenue	398.0	363.8	1,200.9	1,107.2
Operating expenses:
Cost of sales	204.1	212.4	676.7	669.7
Research and development	37.0	31.7	97.0	83.4
Selling and marketing	11.7	14.0	35.8	41.9
Segment contribution	$145.2	$105.7	$391.4	$312.2
Segment margin	36.5%	29.1%	32.6%	28.2%

Adjusted gross profit (1)	$200.6	$155.7	$546.3	$444.3
Adjusted gross margin	50.4%	42.8%	45.5%	40.7%

(1) Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments to revenue and cost of sales for the respective periods include the following:

Global supply chain initiative costs	$(6.7)	$(4.3)	$(22.1)	$(21.8)
Revenue from legal settlements	-	-	-	(15.0)

Generic product sales for the third quarter of 2009 increased $40.1 million or 11 percent to $392.3 million, reflecting the addition of new products, including metoprolol extended-release, potassium-chloride extended-release capsules, and Next Choice™.  The increase was partially offset by lower sales from omeprazole 40mg.  Generic other revenue decreased $5.9 million to $5.7 million, primarily due to a decline in royalties from Sandoz’s sales of metoprolol extended-release tablets 50mg.

Adjusted Generic gross profit increased $44.9 million or 29 percent to $200.6 million in the third quarter of 2009, compared to $155.7 million in the third quarter of 2008 and $175.2 million in the second quarter of 2009.  The year over year quarterly increase was positively influenced by lower costs resulting from Watson’s Global Supply Chain Initiative, as well as the launch of new products.  Adjusted Generic gross profit for the third quarter excludes approximately $6.7 million in costs related to the Global Supply Chain Initiative.

Generic research and development expense increased $5.3 million or 17 percent to $37.0 million.  Watson currently has approximately 60 ANDAs on file with the Food and Drug Administration (FDA).

Brand Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Brand Segment Contribution
Product sales	$96.1	$94.3	$291.9	$294.8
Other revenue	16.6	11.7	48.1	44.5
Net revenue	112.7	106.0	340.0	339.3
Operating expenses:
Cost of sales	20.7	30.2	66.9	82.1
Research and development	14.9	13.6	39.8	39.1
Selling and marketing	32.5	29.0	108.5	86.6
Segment contribution	$44.6	$33.2	$124.8	$131.5
Segment margin	39.6%	31.3%	36.7%	38.8%

Adjusted gross profit (1)	$92.0	$75.8	$273.1	$257.4
Adjusted gross margin	81.6%	71.5%	80.3%	75.9%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Adjusted cost of sales for the nine months ended September 30, 2008 includes a $0.2 million adjustment for Global Supply Chain Costs.

Brand product sales for the third quarter of 2009 increased slightly to $96.1 million, due primarily to sales of new products, including Rapaflo® and Gelnique®, and increased sales of Androderm®.  This increase was offset in part by lower sales of Ferrlecit®. Brand other revenue increased $4.9 million to $16.6 million, due primarily to increased revenue from the Company’s promotion of AndroGel® and Femring®.

Brand selling and marketing expense for the third quarter of 2009 increased 12 percent to $32.5 million, due to higher spending related to the launches of Rapaflo® and Gelnique®.

Distribution Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in millions)	2009	2008	2009	2008
Distribution Segment Contribution
Net revenue	$151.4	$170.9	$466.4	$443.8
Operating expenses:
Cost of sales	128.9	144.1	391.9	374.9
Selling and marketing	15.8	15.6	47.6	43.7
Segment contribution	$6.7	$11.2	$26.9	$25.2
Segment margin	4.4%	6.6%	5.8%	5.7%

Adjusted gross profit (1)	$22.5	$26.8	$74.5	$68.9
Adjusted gross margin	14.9%	15.7%	16.0%	15.5%

(1) Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.

Distribution segment net revenue decreased 11 percent or $19.5 million to $151.4 million for the third quarter of 2009.  The decrease was primarily due to fewer third-party generic new product launches in the third quarter, partially offset by an increase in brand product sales.  Distribution revenue excludes sales of Watson products.

Distribution segment adjusted gross margin was 14.9 percent in the third quarter of 2009 compared to 15.7 percent in the third quarter 2008.

Other Operating Expenses
Consolidated general and administrative expenses for the third quarter 2009 increased $17.5 million to $60.1 million, primarily as a result of higher legal expenses and expenses related to the acquisition of Arrow Group. General and administrative expenses for the third quarter 2008 reflect a $5.9 million favorable settlement of a tax-related liability due to the resolution of an Internal Revenue Service audit.

Amortization expense for the third quarter 2009 increased $2.0 million to $22.2 million, reflecting the addition of product rights acquired from Teva Pharmaceutical Industries, Ltd.

2009 Financial Outlook
Based on actual results for the first nine months of 2009 and the forecast for the remainder of the year, Watson is adjusting its estimates for the full year 2009. GAAP earnings per diluted share is estimated to be between $2.04 and $2.12, and as detailed in reconciliation Table 6, Watson has affirmed its estimate for adjusted earnings per diluted share, which is expected to be between $2.50 and $2.58.   Excluding special items as detailed in the EBITDA reconciliation Table 7 below, adjusted EBITDA continues to be between $668 million and $685 million.

Watson estimates total net revenue for the full year of 2009 at approximately $2.70 billion. Estimates for segment revenue are as follows:
— Total Generic segment revenue between $1.60 billion and $1.65 billion.
— Total Brand segment revenue between $450 million and $465 million.
— Total Distribution segment revenue between $620 million and $640 million.

Watson's estimates are based on the Company’s actual results for the first nine months of 2009, and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.  Watson’s forecast for 2009 excludes the impact of the acquisition of Arrow Group, which is expected the close in the fourth quarter of 2009.

Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss second quarter 2009 results, the outlook for 2009 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 32523724.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time, November 13, 2009.  To access the live webcast, go to Watson's Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of brand pharmaceuticals focused on Urology, Women’s Health and Nephrology/Medical.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the pending acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the pending acquisition of the Arrow Group; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s quarterly report on Form 10-Q for the period ended June 30, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

AndroGel® is a registered trademark of Solvay Pharmaceuticals Inc. Femring® is a registered trademark of Warner Chilcott.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2009 and 2008:

Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net revenues	$662.1	$640.7	$2,007.3	$1,890.3

Operating expenses:
Cost of sales (excludes amortization, presented below)	353.7	386.7	1,135.5	1,126.7
Research and development	51.9	45.3	136.8	122.5
Selling, general and administrative	120.1	101.2	383.0	312.2
Amortization	22.2	20.2	66.1	60.6
Loss on asset sales and impairment	3.5	0.3	2.2	0.3
Total operating expenses	551.4	553.7	1,723.6	1,622.3
Operating income	110.7	87.0	283.7	268.0
Non-operating (expense) income, net:
Loss on early extinguishment of debt	(2.0)	-	(2.0)	(1.1)
Interest income	1.0	2.2	4.3	6.2
Interest expense	(9.0)	(7.0)	(18.3)	(20.7)
Other income	1.6	11.9	5.2	19.3
Total non-operating (expense) income, net	(8.4)	7.1	(10.8)	3.7
Income before income taxes	102.3	94.1	272.9	271.7
Provision for income taxes	39.3	23.0	107.8	89.7
Net income	$63.0	$71.1	$165.1	$182.0
Diluted earnings per share	$0.55	$0.62	$1.45	$1.60
Diluted weighted average shares outstanding	117.1	118.0	118.1	117.7

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008:

Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	September 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$812.9	$507.6
Marketable securities	13.1	13.2
Accounts receivable, net	377.1	305.0
Inventories	505.7	473.1
Other current assets	176.5	159.5
Property and equipment, net	625.1	658.5
Investments and other assets	137.1	132.9
Product rights and other intangibles, net	510.2	560.0
Goodwill	868.1	868.1
Total assets	$4,025.8	$3,677.9
Liabilities & Stockholders' Equity
Current liabilities	$438.3	$428.8
Current debt and current portion of long-term debt	1.6	53.2
Long-term debt	997.4	824.7
Deferred income taxes and other liabilities	277.9	262.6
Stockholders' equity	2,310.6	2,108.6
Total liabilities and stockholders' equity	$4,025.8	$3,677.9

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2008:

Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Nine Months Ended September 30,
	2009	2008

Cash Flows from Operating Activities:
Net income	$165.1	$182.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	137.6	128.0
Deferred income tax provision	8.4	17.0
Provision for inventory reserve	36.0	35.9
Restricted stock and stock option compensation	14.4	14.0
Other adjustments	0.1	(20.4)
Changes in assets and liabilities:
Accounts receivable, net	(72.1)	(47.3)
Inventories	(68.6)	(26.9)
Accounts payable and accrued expenses	17.7	(45.8)
Income taxes payable	(6.6)	9.9
Other assets and liabilities	3.6	(6.2)
Total adjustments	70.5	58.2
Net cash provided by operating activities	235.6	240.2
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(59.5)	(43.3)
Additions to marketable securities and long-term investments	(4.4)	(5.8)
Proceeds from sale of marketable securities and investments	5.9	13.0
Proceeds from sale of fixed assets	3.0	0.8
Net cash used in investing activities	(55.0)	(35.3)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(726.6)	(95.6)
Proceeds from issuance of debt and other long-term liabilities	833.0	17.9
Proceeds from stock plans	21.5	8.4
Repurchase of common stock	(3.2)	(0.8)
Net cash provided by (used in) financing activities	124.7	(70.1)
Net increase in cash and cash equivalents	305.3	134.8
Cash and cash equivalents at beginning of period	507.6	204.6
Cash and cash equivalents at end of period	$812.9	$339.4

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three and nine months ended September 30, 2009 and 2008:

Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

GAAP to adjusted net income calculation

Reported GAAP net income	$63.0	$71.1	$165.1	$182.0
Adjusted for:
Global supply chain initiative(1)	7.0	4.8	24.8	23.9
Acquisition and licensing charges	2.9	1.0	14.8	6.5
(Gain) loss on securities and impairment	-	(8.2)	1.1	(9.6)
Loss on asset sales and impairment	3.5	0.3	2.2	0.3
Favorable settlement of tax related liability	-	(5.9)	-	(5.9)
Loss on early extinguishment of debt	2.0	-	2.0	1.1
Legal settlements	3.5	-	22.3	(15.0)
Income taxes	(5.8)	(9.1)	(19.3)	(12.7)
Adjusted net income	76.1	54.0	213.0	170.6
Add: Interest expense on CODES, net of tax	1.6	2.0	5.5	5.9
Adjusted net income, adjusted for interest on CODES	$77.7	$56.0	$218.5	$176.5
Diluted earnings per share
Diluted earnings per share - GAAP	$0.55	$0.62	$1.45	$1.60
Diluted earnings per share - Adjusted	$0.66	$0.47	$1.85	$1.50

Basic weighted average common shares outstanding	103.8	102.9	103.4	102.7
Effect of dilutive securities:
Conversion of CODES	11.9	14.4	13.6	14.4
Dilutive share-based compensation arrangements	1.4	0.7	1.1	0.6
Diluted weighted average common shares outstanding	117.1	118.0	118.1	117.7

(1)     Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and nine months ended September 30, 2009 and 2008 to adjusted EBITDA:

Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

GAAP net income	$63.0	$71.1	$165.1	$182.0
Plus:
Interest expense	9.0	7.0	18.3	20.7
Interest income	(1.0)	(2.2)	(4.3)	(6.2)
Provision for income taxes	39.3	23.0	107.8	89.7
Depreciation (includes accelerated depreciation)	24.2	23.2	71.5	67.4
Amortization	22.2	20.2	66.1	60.6
EBITDA	156.7	142.3	424.5	414.2
Adjusted for:
Global supply chain initiative	5.0	2.9	19.2	18.3
Acquisition and licensing charges	2.9	1.0	14.8	6.5
(Gain) loss on securities and impairment	-	(8.2)	1.1	(9.6)
Loss on asset sales and impairment	3.5	0.3	2.2	0.3
Favorable settlement of tax related liability	-	(5.9)	-	(5.9)
Loss on early extinguishment of debt	2.0	-	2.0	1.1
Legal settlements	3.5	-	22.3	(15.0)
Share-based compensation	4.8	4.8	14.4	14.1
Adjusted EBITDA	$178.4	$137.2	$500.5	$424.0

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted net income and adjusted earnings per diluted share:

Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP to adjusted net income calculation

GAAP net income	$228.9	$237.5
Adjusted for:
Acquisition and licensing charges	17.7	17.7
Global supply chain initiative	30.0	30.0
Legal settlements	22.3	22.3
Loss on asset sales/impairment	2.2	2.2
Loss on security sales and impairment	1.1	1.1
Loss on early extinguishment of debt	2.0	2.0
Income taxes	(22.2)	(22.2)
Adjusted net income	282.0	290.6
Add: Interest expense on CODES, net of tax	5.5	5.5
Adjusted net income, adjusted for interest on CODES	$287.5	$296.1

Diluted earnings per share

Diluted earnings per share - GAAP	$2.04	$2.12

Diluted earnings per share - Adjusted	$2.50	$2.58

Diluted weighted average common shares outstanding	114.9	114.9

The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.  The schedule above does not include or incorporate the anticipated impact of the Arrow Acquisition on forecasted adjusted net income, diluted shares outstanding or diluted earnings per share for the twelve months ending December 31, 2009.

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted EBITDA:

Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP net income	$228.9	$237.5
Plus:
Interest expense	31.5	31.5
Interest income	(8.8)	(5.8)
Provision for income taxes	145.0	150.4
Depreciation (includes accelerated depreciation)	96.6	96.6
Amortization	88.3	88.3
EBITDA	581.5	598.5
Adjusted for:
Loss on asset sales/impairment	2.2	2.2
Share-based compensation	18.7	18.7
Global supply chain initiative	22.5	22.5
Acquisition and licensing charges	17.7	17.7
Legal settlements	22.3	22.3
Loss on debt repurchases	2.0	2.0
Loss on security sales and impairment	1.1	1.1
Adjusted EBITDA	$668.0	$685.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.  The schedule above does not include or incorporate the anticipated impact of the Arrow Acquisition on forecasted GAAP net income, adjustments or adjusted EBITDA for the twelve months ending December 31, 2009.